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Exhibit 12.1

K&F Parent, Inc.
Statement of Computation of Earnings (Deficiency) to Fixed Charges

	Year Ended December 31,
					January 1, 2004 Through November 17, 2004	November 18, 2004 Through December 31, 2004
	2000	2001	2002	2003
	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
	(In thousands)
Income (loss) before income taxes	$78,891	$63,431	$58,863	$51,121	$(54,069)	$(1,143)
Fixed charges(b)(1)	38,182	34,348	27,640	45,998	36,338	8,393
Less: capitalized interest	—	—	—	—	—	—

Earnings (deficiency)(a)(2)	$117,073	$97,779	$86,503	$97,119	$(17,731)	$7,205

Ratio of earnings available to cover fixed charges(2)/(1)	3.07x	2.85x	3.13x	2.11x		0.86x
Deficiency of earnings available to cover fixed charges(2)-(1)					$(17,731)

(a)
Earnings consist of income (loss) before income taxes plus fixed charges (excluding capitalized interest).

(b)
Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of debt issuance costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense).

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  Exhibit 12.1
K&F Parent, Inc. Statement of Computation of Earnings (Deficiency) to Fixed Charges